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                                                                    Exhibit 99.1
[LOGO OF DUPONT PHOTOMASKS, INC. APPEARS HERE]

                                                                    News Release



                                 Contacts:                             Tom Blake
                                                         DuPont Photomasks, Inc.
                                                                  (512) 310-6562
                                                         tom.blake@photomask.com

                                                                 Shellie M. Roth
                                               Investor Relations Partners, Inc.
                                                                  (973) 535-8389
                                                             roth@irpartners.com

                        DuPont Photomasks, Inc. Adopts
                            Shareholder Rights Plan

ROUND ROCK, TX, January 30, 2001 - DuPont Photomasks, Inc. (NASDAQ: DPMI) today announced it has adopted a Shareholder Rights Plan.

Under the terms of the Rights plan, Rights will be distributed as a dividend at the rate of one Preferred Share Purchase Right on each outstanding share of its Common Stock held by stockholders of record as of the close of business on February 20, 2001. The dividend distribution will be made on March 1, 2001, with the Rights expiring on January 30, 2011, unless expired earlier in accordance with the Plan. The Rights distribution is not taxable to stockholders.

Each Right will entitle stockholders to buy one one-thousandth of a share of newly created Series A Junior Participating Preferred Stock of DuPont Photomasks at an exercise price of $400.00. In general, the Rights become exercisable if a person or group (other than E.I. DuPont de Nemours & Company) becomes the beneficial owner of 15 percent or more of the outstanding Common Stock of DuPont Photomasks or announces a tender offer for 15 percent or more of the outstanding Common Stock. The Rights also will be exercisable if E.I. DuPont de Nemours & Company, together with any affiliates or associates, becomes the beneficial owner of, or tenders for, more than 33 percent of DuPont Photomasks' outstanding common shares. The Board of Directors will in general be entitled to redeem the Rights at one cent per Right at any time before either of these events occur.

The Rights Plan is designed to assure that all DuPont Photomasks stockholders receive fair and equal treatment in the event of any proposed takeover of the company and to guard against two-tier or partial tender offers, open market accumulations and other tactics designed to gain control of the company without paying all stockholders a fair price. The Rights are not being distributed in response to any specific effort to acquire the company.

                                    - more -
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DuPont Photomasks Adopts Rights Plan           Page 2           January 30, 2001

A summary of the Rights, containing details of the plan, will be mailed to shareholders of record, and may also be found in Form 8-A and Form 8-K to be filed with the Securities and Exchange Commission.

About DuPont Photomasks, Inc.

DuPont Photomasks leads the photomask industry with one of the most technically advanced manufacturing networks. The company supplies photomasks to the global semiconductor industry from 13 strategically located facilities in North America, Europe and Asia, and derives 25 percent of its current revenues from leading-edge photomasks with 0.18-micron or smaller design rules. DuPont Photomasks also produces and supplies photoblanks (photomask substrates) and pellicles (protective covers for photomasks). Headquartered in Round Rock, Texas, DuPont Photomasks posted worldwide sales of approximately $328 million in fiscal 2000. The company maintains a Web site at http://www.photomask.com.

FORWARD LOOKING STATEMENTS: This news release contains certain forward-looking statements, including those relating to distribution of dividends and operation of the Shareholder Rights plan, that are subject to various risks and uncertainties that could cause results to differ materially. These risks include the risk that future action or inaction by the board of directors with respect to the Shareholder Rights Plan, including any future decision relating to redemption of the Rights, could become the subject of litigation and other risks detailed from time to time in the company's Securities and Exchange Commission reports. The company assumes no obligation to update the information in this release. Certain statements contained in this document that are not historical facts, are "forward-looking statements," as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve a number of risks and uncertainties. Such forward-looking statements may concern growth and future operating results, forecasts, projections, pricing pressures, potential acquisitions and joint ventures, new manufacturing facilities, capital expenditures, the global economic climate, the continued successful integration of the company's new executives into the business, new products and product enhancements, the future importance of photomask technology, the demand for products, competitive factors, research and development activities and expenditures, strategic relationships with third parties, liquidity, and financing and the company's strategy. Such forward-looking statements are generally accompanied by words such as "intend," "may," "plan," "expect," "believe," "should," "would," "could," "anticipate" or other words that convey uncertainty of future events or outcomes. Such forward-looking statements are based upon management's current plans, expectations, estimates and assumptions and are subject to a number of risks and uncertainties that could significantly affect current plans, anticipated actions, the timing of such actions and the company's business, financial position and results of operations. As a consequence, actual results may differ materially from expectations, estimates or assumptions expressed in or implied by any forward-looking statements made by or on behalf of the company. Factors which could cause or contribute to such differences include, but are not limited to, those factors set forth below which are fully discussed under the caption "Risk Factors" in the company's Annual Report on Form 10-K filed with the Securities and Exchange Commission dated September 15, 2000, the 10-Q dated January 29, 2001, and the S-3 most recently amended on September 11, 2000, as well as cautionary statements and other factors set forth as Risk Factors: capital intensive industry, significant fixed costs, rapid technological change, relationship with and dependence on semiconductor industry, fluctuations in quarterly and annual earnings, competition, significant international operations, Asian market volatility, manufacturing risks, concentration of customers, concentration of and dependence on suppliers, dependence on management and technical personnel, relationship with E.I. DuPont de Nemours & Company, volatility of market price, potential acquisitions, technology challenges in the manufacture of advanced photomasks, intellectual property, changes in governmental laws and regulations, potential effect of shares eligible for future sales and registration rights. Results for the interim period are not necessarily indicative of the results for the year. The forward-looking statements are made as of the release date hereof and the company disclaims any intention or obligation to update or revise any forward-looking statements or to update the reasons why the actual results could differ materially from those projected in the forward-looking statements, whether as a result of new information, future events or otherwise.

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